Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Uinta Infrastructure Group Corp. of our report dated March 24, 2025, relating to the financial statements of Integrated Rail and Resources Acquisition Corp. appearing in the Prospectus, which is part of this Registration Statement. Our report contains an explanatory paragraph regarding Integrated Rail and Resources Corp.’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, TX

May 9, 2025